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                                                                    EXHIBIT 99.1

         InfoCure Expands Dental Market Presence With Six Acquisitions

     ATLANTA, Dec. 21 /PRNewswire/ -- InfoCure Corporation (Nasdaq: INCX) ("InfoCure") announced today that it has acquired six dental practice management companies and has formed a new Dental Division. The acquisitions include the dental business of National Data Corporation (NYSE: NDC) based in Atlanta, GA, the dental practice management software business known as PracticeWorks from Zila, Inc. (Nasdaq: ZILA) based in Sacramento, CA, Unident Corporation of Lincoln, NE, InfoLogic, Inc. based in Raleigh, NC and Human Touch also based in Sacramento, CA.

     Additionally, the company announced that it has changed the terms of its proposed acquisition of 60% of Medical Dynamics, Inc. (Nasdaq: MEDY), which markets its software and services under the name Computer Age; InfoCure will now acquire 100% of MEDY. InfoCure has entered into a merger agreement with MEDY pursuant to which InfoCure will issue common stock in exchange for all the outstanding shares of MEDY and expects to file a registration statement on Form S-4 with respect to the shares to be issued by InfoCure in the transaction which is expected to close in the first quarter of 2000.

     With the completion of these transactions, InfoCure will have approximately a 16% market share of automated dental practices utilizing practice management software and will become the third largest dental practice management company. These transactions will add an additional 18,500 dentists representing 12,400 practices. Given the significance of the dental practice management business, InfoCure intends to form a new dental Division. This division will enable InfoCure to more effectively serve the dentists in this growing practice area.

     Jim Price, Executive Vice President of InfoCure, said, "As a result of these acquisitions, InfoCure will control access to the desktops of an estimated 100,000 doctors, and will continue to lead several key healthcare specialties. Coupled with our market leadership positions in orthodontics and oral surgery, we feel our enhanced dental market share provides significant e-commerce and business to business (B2B) opportunities as a by-product of supplying software applications that manage the administrative, accounting, clinical, and supply ordering activities electronically."

     InfoCure is a leading national provider of healthcare practice management software products and services to targeted healthcare practice specialties, including anesthesiology, dentistry, oral and maxillofacial surgery, orthodontics, podiatry, radiology, ophthalmology and oncology, as well as to larger general medical practices. The Company's wide range of practice management software products automate the administrative, financial and clinical information management functions of both office-based and hospital-based healthcare practices. InfoCure provides its customers with ongoing software support, training and electronic data interchange (EDI) services.

     Certain statements in this release are forward-looking including statements relating to InfoCure's proposed acquisition of Medical Dynamics, Inc. and InfoCure's ability to realize significant e-commerce and business to business opportunities from its doctors. A discussion of certain risk factors that may cause results to differ from any forward-looking statements made herein can be found in filings made by the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-KSB for the period ending December 31, 1998 and the Company's Registration Statement on Form S-3 on file with the Commission.